SECOND AMENDMENT
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                    SECOND AMENDMENT, dated as of December 6, 1994 (this
          "Second Amendment"), among BORDEN ACQUISITION CORP., a New Jersey
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          corporation ("Purchaser"), WHITEHALL ASSOCIATES, L.P., a Delaware
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          limited partnership ("Parent"), and BORDEN, INC., a New Jersey
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          corporation (the "Company"), to the Agreement and Plan of Merger,
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          dated as of September 23, 1994, as amended by the Amendment thereto dated as of November 15, 1994 (the "Agreement"), among
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          Purchaser, Parent and the Company.

                    1.  Amendment to Section 1.1.  Subsection 1.1(a) of the
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          Agreement is hereby amended by deleting the third sentence thereof in its entirety and inserting in lieu thereof the following:

                    "The 'Exchange Ratio' shall mean the quotient (rounded
               to the nearest 1/100,000) obtained by dividing (i) $14.25 by
               (ii) the average of the average of the high and low sales prices of Holdings Common Stock as reported on the New York Stock Exchange Composite Tape on each of the ten full consecutive trading days ending immediately prior to the ten business day period ending on the date of expiration of the Offer (the "Valuation Period"); provided that the Exchange Ratio shall not be less than 1.78125 or greater than 2.375; and provided, further, that, unless the Offer is extended past 12:00 Midnight, New York City time, on Friday, January 20, 1995, the Exchange Ratio shall be 2.29146. For purposes of the preceding sentence, a full trading day is a day on which the NYSE is open for trading and does not close prior to its scheduled closing time for such day)."

                    2.  Amendment to Section 1.2.  Subsection 1.2(b) of the
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          Agreement is hereby amended by deleting the second sentence thereof in its entirety and inserting in lieu thereof the following:

                    "The Company further agrees, subject to clause (iii) of
               the proviso to the first sentence in Section 5.3, not to change the Recommendations unless (i) the second proviso in the definition of Exchange Ratio is not applicable and (ii) the average of the average of the high and the low sales prices of the Holdings Common Stock as reported on the New York Stock Exchange Composite Tape for the Valuation Period is less than the price per share that would yield an Exchange Ratio of 2.375 or less without giving effect to the first proviso in the definition of Exchange Ratio."

                    3.  Amendment to Section 8.3.  Subsection 8.3(b) of the
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          Agreement is hereby amended by deleting clause (ii) thereof in its entirety and inserting in lieu thereof the following:











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                    "(ii) prior to the purchase of Shares pursuant to the
               Offer, this Agreement is terminated pursuant to Section 7.1(d) (other than solely in the event that the average of the average of the high and low sales prices of the Holdings Common Stock as reported on the New York Stock Exchange Composite Tape for the Valuation Period is less than the price per share that would yield an Exchange Ratio of 2.375 or less without giving effect to the first proviso in the definition of Exchange Ratio, provided that this exclusion shall not be given effect so long as the second proviso in the definition of Exchange Ratio is applicable); or"

                    4.  Authorization; Effectiveness.  (a)  This Second
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          Amendment has been duly executed and delivered by each party hereto and constitutes a valid and binding obligation of each such party, enforceable against such party in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                    (b) This Second Amendment shall become effective upon execution and delivery by the parties hereto. Except as expressly amended hereby, the provisions of the Agreement are and shall remain in full force and effect.

                    5.  Governing Law.  This Second Amendment shall be
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          governed by and construed in accordance with the laws of the
          State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                    6.  Counterparts.  This Second Amendment may be
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          executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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                    IN WITNESS WHEREOF, each of the parties has caused this
          Second Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                          WHITEHALL ASSOCIATES, L.P.

                                          By:  KKR Associates, a limited
                                               partnership, its General
                                               Partner


                                          By:
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                                             Title:  General Partner

                                          BORDEN ACQUISITION CORP.


                                          By:
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                                             Name:  Clifton S. Robbins
                                             Title: President

                                          BORDEN, INC.


                                          By:
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                                             Name:  Allan L. Miller
                                             Title: Senior Vice President,
                                                    Chief Administrative
                                                    Officer and General
                                                    Counsel